Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLOOM ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	77-0565408
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4353 North First Street
San Jose, California 95134
(408) 543-1500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2018 Equity Incentive Plan
2018 Employee Stock Purchase Plan
(Full title of the plan)

Shawn Soderberg
Executive Vice President, General Counsel and Secretary
Bloom Energy Corporation
4353 North First Street
San Jose, California 95134
(408) 543-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share (“Class A Shares”), to be issued under the Bloom Energy Corporation 2018 Equity Incentive Plan (the “2018 Equity Plan”)	11,641,306(2)	$5.14(4)	$59,836,312.84	$7,766.75
Class A Shares, to be issued under the Bloom Energy Corporation 2018 Employee Stock Purchase Plan (the “2018 ESPP”)	2,910,326(3)	$4.37(5)	$12,718,124.62	$1,650.81

1
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth in the 2018 Equity Plan and the 2018 ESPP, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A Shares.

2
The number of Class A Shares available for issuance under the 2018 Equity Plan is subject to an automatic annual increase on January 1 of each of 2019 through 2028, with such annual increase equal to the lesser of (i) 4% of the number of Class A Shares, the Registrant’s Class B common stock and common stock equivalents (including options, restricted stock units, warrants and preferred stock on an as-converted basis) issued and outstanding on each December 31 immediately prior to the date of increase and (ii) such number of Class A Shares determined by the Registrant’s Board of Directors (the “EIP Evergreen Provision”). Accordingly, the number of Class A Shares available for issuance under the 2018 Equity Plan was automatically increased by 5,662,030 and 5,979,276 shares effective January 1, 2019 and January 1, 2020, respectively, which amounts are equal to 4% of the number of Class A Shares, the Registrant’s Class B common stock and common stock equivalents (including options, restricted stock units, warrants and preferred stock on an as-converted basis) issued and outstanding as of December 31, 2018 and December 31, 2019, respectively. This Registration Statement registers the 5,662,030 and 5,979,276 additional Class A Shares available for issuance under the 2018 Equity Plan as of January 1, 2019 and January 1, 2020, respectively, as a result of the EIP Evergreen Provision.

3
The number of Class A Shares available for issuance under the 2018 ESPP is subject to an automatic annual increase on January 1 of each calendar year, with such annual increase equal to 1% of the total number of outstanding Class A Shares, Class B common stock of the Company, and common stock equivalents (including options, restricted stock units, warrants and preferred stock on an as converted basis) outstanding on the immediately preceding December 31 (rounded down to the nearest whole share); provided, that the Registrant’s Board of Directors or the Compensation Committee of the Board of Directors may in its sole discretion reduce the amount of the increase in any particular year (the “ESPP Evergreen Provision”). Accordingly, the number of Class A Shares available for issuance under the 2018 ESPP was automatically increased by 1,415,507 and 1,494,819 shares effective January 1, 2019 and January 1, 2020, respectively, which amounts are equal to 1% of the number of Class A Shares, the Registrant’s Class B common stock and common stock equivalents (including options, restricted stock units, warrants and preferred stock on an as-converted basis) issued and outstanding as of December 31, 2018 and December 31, 2019, respectively. This Registration Statement registers the 1,415,507 and 1,494,819 additional Class A Shares available for issuance under the 2018 ESPP as of January 1, 2019 and January 1, 2020, respectively, as a result of the ESPP Evergreen Provision.

4
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Class A Shares as reported on the New York Stock Exchange on March 30, 2020 which amount was $5.14 per share.

5
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Class A Shares as reported on the New York Stock Exchange on March 30, 2020, multiplied by 85% (the discount under the 2018 ESPP).

INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
General Instruction E Information
This Registration Statement on Form S-8 is being filed by Bloom Energy Corporation (“Bloom”) to register an additional 14,551,632 of its Class A common stock, par value $0.0001 per share (“Class A Shares”) issuable to employees of Bloom and certain of its subsidiaries under the Bloom Energy Corporation 2018 Equity Incentive Plan (the “2018 Equity Plan”) and the Bloom Energy Corporation 2018 Employee Stock Purchase Plan (the “2018 ESPP”), and consists of only those items required by General Instruction E to Form S-8.
The contents of Bloom’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (“Commission”) on July 26, 2018 (Registration No. 333-226369), which relates to the 2018 Equity Plan and the 2018 ESPP, are incorporated herein by reference and made a part hereof, except for Items 3 and 8, which are being updated by this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Bloom hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)	Bloom’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 31, 2020;
(2)	Bloom’s current report on Form 8-K filed with the Commission filed with the Commission on February 12, 2020; and
(3)
The description of Bloom’s Class A Shares contained in Bloom’s Registration Statement on Form 8-A (Registration No. 001-38598) filed with the Commission on July 18, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Bloom pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Bloom, incorporated by reference from Exhibit 3.1 to Bloom’s Quarterly Report on Form 10-Q filed with the Commission on September 7, 2018

4.2
Amended and Restated Bylaws of Bloom, incorporated by reference from Exhibit 3.2 to Bloom’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 as filed with the Commission on August 14, 2019

*5.1	Legal Opinion of Sidley Austin LLP

10.1	Bloom Energy Corporation 2018 Equity Incentive Plan, incorporated by reference from Exhibit 10.4 to Bloom’s Registration Statement on Form S-1 filed with the Commission on July 9, 2018

10.2
Bloom Energy Corporation 2018 Employee Stock Purchase Plan, incorporated by reference from Exhibit 10.5 to Bloom’s to Bloom’s Registration Statement on Form S-1/A filed with the Commission on July 9, 2018

*23.1	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP, as filed herewith

*23.2	Consent of Sidley Austin LLP (contained in Exhibit 5.1)

*24.1	Power of Attorney (included in signature page to this Registration Statement)

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 1st day of April, 2020.

BLOOM ENERGY CORPORATION

By:	/s/ Gregory Cameron
Name: Gregory Cameron Title: EVP and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints KR Sridhar and Randy Furr and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ KR Sridhar KR Sridhar	Founder, President, Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2020

/s/ Gregory Cameron	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2020
Gregory Cameron

/s/ Michael Boskin Michael Boskin	Director	April 1, 2020

/s/ Mary K. Bush Mary K. Bush	Director	April 1, 2020

/s/ John Chambers John Chambers	Director	April 1, 2020

/s/ John Doerr John Doerr	Director	April 1, 2020

/s/ Jeffrey Immelt Jeffrey Immelt	Director	April 1, 2020

/s/ Colin Powell Colin Powell	Director	April 1, 2020

/s/ Scott Sandell Scott Sandell	Director	April 1, 2020

/s/ Peter Teti Peter Teti	Director	April 1, 2020

/s/ Eddy Zervigon Eddy Zervigon	Director	April 1, 2020